VALHI, INC. ANNOUNCES WCS TO BEGIN CONSTRUCTION AT ANDREWS COUNTY SITE

DALLAS, TEXAS ... August 6, 2008 ... Valhi, Inc. (NYSE:  VHI) announced today that its wholly-owned subsidiary, Waste Control Specialists LLC (“WCS”), had awarded a three-year, $80 million contract to URS to lead the design and construction of new permanent disposal facilities and infrastructure improvements at WCS’ site in Andrews County, Texas.

These new facilities will enable WCS to begin operations under its license issued by the Texas Commission on Environmental Quality (“TCEQ”) in May 2008 to dispose of radioactive byproduct material and enhance its bulk waste handling and disposal capabilities.

The URS contract contains three separate elements:

➢	The addition of a railroad loop and facilities for unloading hazardous waste materials from rail cars;
➢	Construction of the byproduct disposal landfill; and
➢	Construction of a low-level radioactive waste (“LLRW”) disposal landfill facility upon the TCEQ’s approval of WCS' pending LLRW disposal license application.

WCS President Rodney Baltzer said, “We will immediately begin constructing the facilities for unloading hazardous waste and for disposal of radioactive byproduct material since licenses and contracts for those operations have already been secured. We will not begin constructing the separate LLRW disposal landfill until the TCEQ issues a license, which is expected to occur in the near future.”

Mr. Baltzer also said, “The construction of the byproduct landfill is a significant step because its design and operation will be very similar to the landfill that will be permitted under the pending LLRW disposal license. Both landfills will be on the 1,300 acres that have already been permitted by TCEQ. The landfills will have similar designs, with disposal in the site's almost impenetrable red bed claystones.  WCS has more than ten years experience disposing of hazardous and toxic waste at its site and URS has been significantly involved in the licensing of our facilities and is very familiar with our site.”

William J. Lindquist, Chief Executive Officer of WCS said, “WCS has worked closely with the TCEQ on all matters relating to the design, construction and operations of the facilities to ensure that waste is permanently disposed in a manner that is environmentally responsible and safe for our workers and the public.  The pending issuance of the LLRW disposal license for Class A, B and C low level radioactive waste will give WCS the broadest range of capabilities of any commercial enterprise in the U.S. for the storage, treatment and disposal of hazardous, toxic, low level and mixed low level radioactive waste and radioactive byproduct material.  WCS’ unique ability to provide a ‘one-stop solution’ will result in significant cost and efficiency advantages to the generators of waste.”

Steven L. Watson, President and Chief Executive Officer of Valhi said, “This major construction project at WCS’ site in Andrews County, Texas underscores Valhi’s continuing commitment to the development and success of this business enterprise.  WCS’ facility will provide a location to safely and economically dispose of waste generated by many critical service providers in our society, including hospitals, research universities and power plants.  We are proud that our working relationship with the citizens of Andrews and Lea Counties can provide a comprehensive solution to an important need in the U.S. and create a significant business and employment opportunity for the citizens of west Texas and eastern New Mexico.”

Information about WCS and the remaining licensing process may be found at www.wcstexas.com.

The WCS facility in Andrews County, Texas is currently licensed for the processing, storage and disposal of a broad range of hazardous, toxic and byproduct wastes and certain types of low-level and mixed low-level radioactive wastes.

Valhi is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

Statements in this release that are not historical in nature are forward-looking in nature that represent the Company’s beliefs and assumptions based on currently available information.  In some cases, these forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. Among the factors that could cause the Company’s actual future results to differ materially from those described herein are the risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission.